EXHIBIT 10.3

CELANESE CORPORATION
2009 GLOBAL INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT
DATED <<Grant Date>>

<<NAME>>

Pursuant to the terms and conditions of the Celanese Corporation 2009 Global Incentive Plan, you have been awarded Nonqualified Stock Options with respect to Celanese Common Stock, subject to the restrictions described in this Agreement:

Stock Option Award

<<# Shares>> Shares

This grant is made pursuant to the Nonqualified Stock Option Award Agreement dated as of
<<Grant Date>>, between Celanese and you, which Agreement is attached hereto and made a part hereof.

CELANESE CORPORATION
2009 GLOBAL INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

This Nonqualified Stock Option Award Agreement (the “Agreement”) is made and entered into as of <<Grant Date>> (the “Grant Date”) by and between Celanese Corporation, a Delaware corporation (the “Company”), and <<NAME>> (the “Participant”).  Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Celanese Corporation 2009 Global Incentive Plan (as amended from time to time, the “2009 Plan”).

1. Grant of Option:  In order to encourage Participant’s contribution to the successful performance of the Company, the Company hereby grants to Participant as of the Grant Date, pursuant to the terms of the 2009 Plan and this Agreement, an award (the “Award”) of nonqualified stock options (the “Option”) to purchase all or any part of the number of Common Shares that are covered by such Option at the Exercise Price per share, in each case as specified below.  The Participant hereby acknowledges and accepts such Award upon the terms and subject to the performance requirements and other conditions, restrictions and limitations contained in this Agreement and the 2009 Plan.

Number of Common Shares Subject to Option	<<# Shares>>
Grant Date:	<<Grant Date>>
Exercise Price Per Share:	<<Exercise Price>>
Expiration Date:	<<Expiration Date>>
Vesting Schedule (each date on which a portion of the Option vests and become exercisable, a “Vesting Date”, and each period between the Grant Date and a Vesting Date, a “Vesting Period”)	<<Vesting Schedule>>

2. Non-Qualified Stock Option:  The Option is not intended to be an incentive stock option under Section 422 of the Code and this Agreement will be interpreted accordingly.

3. Exercise of Option:

(a) The Option shall not be exercisable as of the Grant Date.  After the Grant Date, to the extent not previously exercised, and subject to termination or acceleration as provided in this Agreement or in the 2009 Plan, the Option shall be exercisable to the extent it becomes vested, as described in this Agreement, to purchase up to that number of Common Shares as set forth above, subject to the holding period requirements of Section 4 below and the Participant’s continued employment with the Company (except as set forth in Section 5(a) and 5(b) below).  The vesting period and/or exercisability of the Option may be adjusted by the Committee to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis.

(b) To exercise the Option (or any part thereof), the Participant shall notify the Company and its designated stock plan administrator or agent, as specified by the Company (the “Administrator”), and indicate both (i) the number of whole shares of Common Stock the Participant wishes to purchase pursuant to such Option, and (ii) how the Participant wishes the shares of Common Stock to be registered (i.e. – in the Participant’s name or in the Participant’s and the Participant’s spouse’s name as community property or as joint tenants with rights of survivorship).

(c) The exercise price (the “Exercise Price”) of the Option is set forth in Section 1.  The Company shall not be obligated to issue any Common Shares until Participant shall have paid the total Exercise Price for that number of Common Shares.  The Exercise Price may be paid in any of the following forms, or in a combination thereof:  (i) cash or its equivalent, (ii) by means of tendering to the Company Common Shares owned by the Participant without reference to this Option, (iii) if there is a public market for the Common Shares at the time of exercise, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Common Shares otherwise deliverable upon the exercise of the Option and deliver promptly to the Company an amount equal to the aggregate Exercise Price, or (iv) any other method approved by the Committee.

(d) Common Shares will be issued as soon as practical following exercise of the Option.  Notwithstanding the above, the Company shall not be obligated to deliver any Common Shares during any period in which the Company determines that the exercisability of the Option or the delivery of Common Shares pursuant to this Agreement would violate any federal, state or other applicable laws.

4. Holding Period Requirement:

(a) Net Profit Shares (as defined below) acquired upon exercise of the Option must be held by the Participant until the earliest of (i) the first anniversary of the date of exercise, (ii) the Participant’s death or Disability or (iii) the occurrence of a Change in Control (the “Restrictions Lapse Date”).  In addition, Net Profit Shares are subject to forfeiture in connection with the termination of employment for “Cause” prior to the Restrictions Lapse Date as provided below.  Any attempt to sell, transfer, pledge, sign or otherwise alienate or hypothecate Net Profit Shares prior to completion of such period shall be null and void.

(b) As of the Grant Date of this Award, Morgan Stanley Smith Barney LLC (“Administrator”) has been engaged by the Company to provide record-keeping, administrative and brokerage services to participants in the 2009 Plan. In that regard, so long as Administrator remains engaged by the Company to provide those services, the Net Profit Shares shall be held in a brokerage account administered by Administrator during the period of non-transferability described in this Section 4. If the Company hereafter engages a new administrator to provide record-keeping, administrative and brokerage services as a successor to Administrator, the Participant agrees that such brokerage account shall be transferred to such successor administrator. BY ENTERING INTO THIS AGREEMENT, THE PARTICIPANT IS ALSO HEREBY ENTERING INTO THE INSTRUCTION LETTER WITH ADMINISTRATOR IN THE FORM ATTACHED HERETO AS EXHIBIT A (unless such a letter was provided in a prior year that is applicable to this Award), pursuant to which the Participant authorizes Administrator to follow any duly authorized instructions of the Company regarding the forfeiture of Net Profit Shares in accordance with Section 5 below. Administrator shall be a third-party beneficiary of this Agreement for purposes of relying on the provisions of this Agreement.

5. Effects of Certain Events:

(a) Upon the termination of Participant’s employment by Company without Cause or due to the Participant’s death or Disability, a prorated portion of the unvested portion of the Option will vest in an amount equal to (i) the unvested Option in each Vesting Period multiplied by (ii) a fraction, the numerator of which is the number of complete and partial calendar months from the Grant Date to the date of termination without Cause or due to the Participant’s death or Disability, and the denominator of which is the number of complete and partial calendar months in each applicable Vesting Period, such product to be rounded up to the nearest whole number.  The Participant (or the Participant's estate, beneficiary or legal representative) may exercise the vested portion of the Option until the earlier of (1) the twelve-month anniversary of the date of such termination of employment or (2) the Expiration Date.  The remaining portion of the Option shall be forfeited and cancelled without consideration.

(b) Upon the termination of a Participant’s employment with the Company by reason of the Participant’s voluntary resignation, (i) the unvested portion of the Option shall be immediately forfeited and cancelled without consideration as of the date of the Participant’s termination of employment, (ii) the Participant may exercise the vested portion of the Option until the earlier of (1) 90 days following the date of such termination of employment and (2) the Expiration Date, and (iii) any outstanding Net Profit Shares will continue to be subject to the holding period requirement until the Restrictions Lapse Date.

(c) Upon the termination of a Participant’s employment with the Company for “Cause”, (i) the vested and unvested portion of the Option shall be immediately forfeited and cancelled without consideration as of the date of the Participant’s termination of employment, and (ii) any Net Profit Shares held by the Participant on the date of termination that have not yet become transferable in accordance with Section 4 above shall be immediately forfeited. In that case, (1) the Participant’s right to vote and to receive dividends on, and all other rights, title or interest in, or with respect to, such forfeited Net Profit Shares shall automatically, without further act, terminate, and (2) such forfeited Net Profit Shares shall be returned to the Company.  The Participant hereby irrevocably appoints (which appointment is coupled with an interest) the Company as the Participant’s agent and attorney-in-fact to take any necessary or appropriate action to cause any forfeited Net Profit Shares to be returned to the Company, including without limitation executing and delivering stock powers and instruments of transfer, making endorsements and/or making, initiating or issuing instructions or entitlement orders, all in the Participant’s name and on the Participant’s behalf. The Participant hereby ratifies and approves all acts done by the Company as such attorney-in-fact. Without limiting the foregoing, the Participant expressly acknowledges and agrees that any transfer agent for such forfeited Net Profit Shares is fully authorized and protected in relying on, and shall incur no liability in acting on, in the documents, instruments, endorsements, instructions, orders or communications from the Company in connection with such forfeited Net Profit Shares or any transfer thereof, and that any such transfer agent is a third-party beneficiary of this Agreement.

6. Rights as a Stockholder:  The Participant shall have no voting, dividend or other rights as a stockholder with respect to the Award until the Options have been exercised and Common Shares have been delivered pursuant to this Agreement.

7. Change in Control:  Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of a Change in Control, with respect to any unexercised Options granted pursuant to this Agreement that have not previously been forfeited:

(a)           If (i) the Participant’s rights to the unexercisable portion of the Option is not adversely affected in connection with the Change in Control, or, if adversely affected, a substitute award with an equivalent (or greater) economic value and no less favorable vesting conditions is granted to the Participant upon the occurrence of a Change in Control, and (ii) the Participant's employment is terminated by the Company (or its successor) without Cause within two years following the Change in Control, then the unexercisable portion of the Option (or, as applicable, the substitute award) shall immediately vest and become exercisable, and shall remain exercisable for such period as specified by the Committee and communicated to the Participant.

(b)           If the Participant’s rights to the unexercisable portion of the Option is adversely affected in connection with the Change in Control and a substitute award is not made pursuant to Section 7(a) above, then upon the occurrence of a Change in Control, the unexercisable portion of the Option shall immediately vest and become exercisable, and shall remain exercisable for such period as specified by the Committee and communicated to the Participant.

In addition, in accordance with Section 4(b) above, the holding period for any Net Profit Shares outstanding as of the occurrence of a Change in Control shall lapse and the holding period requirements of Section 4(b) shall not apply to any exercise of the Option after the occurrence of the Change in Control (if applicable).

8. Income and Other Taxes:  The Company shall not deliver Common Shares in respect of the exercise of the Option unless and until the Participant has made arrangements satisfactory to the Committee to satisfy applicable withholding tax obligations for US federal, state, and local income taxes (or the foreign counterpart thereof) and applicable employment taxes.  Unless otherwise permitted by the Committee, withholding shall be effected at the minimum statutory rates by withholding Common Shares issuable in connection with the exercise of the Option.  The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the delivery of Common Shares issued in respect to the exercise of the Option from any amounts payable by it to the Participant (including, without limitation, future cash wages).  The Participant acknowledges and agrees that amounts withheld by the Company for taxes may be less than amounts actually owed for taxes by the Participant in respect of the Award.

9. Securities Laws:  The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Shares issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, and (b) restrictions as to the use of a specified brokerage firm for such resales or other transfers.  Upon the acquisition of any Common Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement and the 2009 Plan.  All accounts in which such Common Shares are held or any certificates for Common Shares shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Common Shares are then listed or quoted, and any applicable federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates (or other appropriate restrictions and/or notations to be associated with any accounts in which such Common Shares are held) to make appropriate reference to such restrictions.

10. Non-Transferability of Award:  The Option and any Net Profit Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that the Participant may designate a beneficiary, on a form provided by the Company, to receive any portion of the Award payable hereunder following the Participant’s death.

11. Other Agreements:  Subject to Sections 11(a) and 11(b) of this Agreement, this Agreement and the 2009 Plan constitute the entire understanding between the Participant and the Company regarding the Award, and any prior agreements, commitments or negotiations concerning the Award are superseded.

(a) The Participant acknowledges that as a condition to the receipt of the Award, the Participant:

(1)           shall have delivered to the Company an executed copy of this Agreement;

(2)           shall be subject to the Company’s stock ownership guidelines;

(3)           shall be subject to policies and agreements adopted by the Company from time to time, and applicable laws and regulations, requiring the repayment by the Participant of incentive compensation under certain circumstances, without any further act or deed or consent of the Participant; and

(4)           shall have delivered to the Company an executed copy of the Long-Term Incentive Claw-Back Agreement (if a current version of such Long-Term Incentive Claw-Back Agreement is not already on file, as determined by the Committee in its sole discretion).  For purposes hereof, “Long-Term Incentive Claw-Back Agreement” means an agreement between the Company and the Participant associated with the grant of long-term incentives of the Company, which contains terms, conditions, restrictions and provisions regarding one or more of (i) noncompetition by the Participant with the Company, and its customers and clients; (ii) nonsolicitation and non-hiring by the Participant of the Company’s employees, former employees or consultants; (iii) maintenance of confidentiality of the Company’s and/or clients’ information, including intellectual property; (iv) nondisparagement of the Company; and (v) such other matters deemed necessary, desirable or appropriate by the Company for such an agreement in view of the rights and benefits conveyed in connection with an award.

(b) If the Participant is a non-resident of the U.S., there may be an addendum containing special terms and conditions applicable to awards in the Participant’s country.  The issuance of the Award to any such Participant is contingent upon the Participant executing and returning any such addendum in the manner directed by the Company.

12. Not a Contract for Employment; No Acquired Rights:  Nothing in the 2009 Plan, this Agreement or any other instrument executed in connection with the Award shall confer upon the Participant any right to continue in the Company's employ or service nor limit in any way the Company's right to terminate the Participant's employment at any time for any reason.  The grant of Options hereunder, and any future grant of awards to the Participant under the 2009 Plan, is entirely voluntary and at the complete and sole discretion of the Company. Neither the grant of these Options nor any future grant of awards by the Company shall be deemed to create any obligation to grant any further awards, whether or not such a reservation is expressly stated at the time of such grants. The Company has the right, at any time and for any reason, to amend, suspend or terminate the 2009 Plan; provided, however, that no such amendment, suspension, or termination shall adversely affect the Participant’s rights hereunder.

13. Severability:  In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

14. Further Assurances:  Each party shall cooperate and take such action as may be reasonably requested by either party hereto in order to carry out the provisions and purposes of this Agreement.

15. Binding Effect:  The Award and this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

16. Electronic Delivery:  By executing this Agreement, the Participant hereby consents to the delivery of any and all information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws), in whole or in part, regarding the Company and its subsidiaries, the 2009 Plan, and the Award via electronic mail, the Company’s or a plan administrator’s web site, or other means of electronic delivery.

17. Personal Data:  By accepting the Award under this Agreement, the Participant hereby consents to the Company’s use, dissemination and disclosure of any information pertaining to the Participant that the Company determines to be necessary or desirable for the implementation, administration and management of the 2009 Plan.

18. Governing Law:  The Award and this Agreement shall be interpreted and construed in accordance with the laws of the state of Delaware and applicable federal law.

19. Option Subject to Plan:  By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the 2009 Plan and the 2009 Plan's prospectus.  The Option and the Common Shares issued upon exercise of such Option are subject to the 2009 Plan, which is hereby incorporated by reference.  In the event of any conflict between any term or provision of this Agreement and a term or provision of the 2009 Plan, the applicable terms and provisions of the 2009 Plan shall govern and prevail.

20. Validity of Agreement:  This Agreement shall be valid, binding and effective upon the Company on the Grant Date.  However, the Option granted pursuant to this Agreement shall be forfeited by the Participant and this Agreement shall have no force and effect if it is not duly executed by the Participant and delivered to the Company on or before <<Validity Date>>.

21. Headings:  The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

22. Definitions:  The following terms shall have the following meanings for purposes of this Agreement, notwithstanding any contrary definition in the Plan:

(a) “Cause” means (i) the Participant's willful failure to perform the Participant's duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to Participant of such failure, (ii) conviction of, or a plea of nolo contendere to, (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude, (iii) the Participant's willful malfeasance or willful misconduct which is demonstrably injurious to the Company or its affiliates, (iv) any act of fraud by the Participant, (v) any material violation of the Company's business conduct policy, (vi) any material violation of the Company's policies concerning harassment or discrimination, (vii) the Participant's conduct that causes material harm to the business reputation of the Company or its affiliates, or (viii) the Participant's breach of any confidentiality, intellectual property, non-competition or non-solicitation applicable to the Participant under the Long-Term Incentive Claw-Back Agreement or any other agreement between the Participant and the Company.

(b) “Change in Control” of the Company shall mean, in accordance with Treasury Regulation Section 1.409A-3(i)(5), any of the following:

(i)           any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company; or

(ii)           a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii)           any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to 50% or more of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(c) “Disability” has the same meaning as “Disability” in the Celanese Corporation 2008 Deferred Compensation Plan or such other meaning as determined by the Committee in its sole discretion.

(d) “Net Profit Shares” means the aggregate number of Shares determined by the Company’s Human Resources Department representing the total number of Shares remaining after taking into account the following costs related to exercise: (i) the aggregate Option Price with respect to the exercise; (ii) the amount of all applicable taxes with respect to the exercise, assuming the Participant’s maximum applicable federal, state and local tax rates (and applicable employment taxes); and (iii) any transaction costs.  The Company’s Human Resources Department will determine the number of Net Profit Shares for any particular exercise.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Participant has also executed this Agreement in duplicate.

CELANESE CORPORATION

By:           /s/ David N. Weidman
Chairman and Chief Executive Officer

This Agreement has been accepted and agreed to by the undersigned Participant.

PARTICIPANT

By:

Name:  <<NAME>>

Employee ID:  <<Personnel Number>>

Date:

EXHIBIT A

<<Grant Date>>

NOTE: This letter not needed if a similar letter was issued in prior year.

Morgan Stanley Smith Barney LLC
Canal Street Station
P.O. Box 737
New York, New York  10013-0737

Re:	Brokerage Account at Morgan Stanley Smith Barney LLC
Registered in the name of <<NAME>> (the “Account”)

Ladies and Gentlemen:

This letter sets forth my instructions to Morgan Stanley Smith Barney LLC (the “Service Provider”) regarding shares of the Common Stock of Celanese Corporation (the “Issuer”) acquired by me under the 2009 Global Incentive Plan (the “2009 Plan”) that are subject to a holding period requirement and held in the Account (the “Shares”).  For purposes of this letter, the Shares include any shares of the Issuer acquired pursuant to the exercise of stock options granted to me under the 2009 Plan in 2011 and later years that are subject to a holding period requirement.

1.	I am a participant in the 2009 Plan, an equity compensation plan of the Issuer whereby I have been granted options to acquire shares of the Common Stock of the Issuer.

2.
I am familiar with the terms of the 2009 Plan and applicable grant agreement (“Controlling Documents”) with respect to the Shares.  I will not give any instructions to the Service Provider regarding the Shares that are not permitted under the Controlling Documents.

3.	Upon exercise of my option rights, I may from time to time acquire Shares that will be deposited in my Account.

4.
Under the Controlling Documents, the Shares are subject to return to the Issuer under certain circumstances set forth in the Controlling Documents until a date set forth in the Controlling Documents (the “Restrictions Lapse Date”).

5.
With respect to Shares I hereby instruct the Service Provider to restrict my ability to sell, exchange, transfer, pledge or otherwise enter into transactions with respect to the Shares prior to the Restrictions Lapse Date.

6.
The Service Provider may follow any instructions or orders with respect to the Shares given by the Issuer or by a person designated by the Issuer to act on behalf of the Issuer with respect to the Shares (an “Authorized Person”), or a person the Service Provider reasonably believes to be an Authorized Person, including without limitation any instructions regarding the Restrictions Lapse Date and the cancellation, surrender or other transfer of the Shares to the Issuer (“Issuer Instructions”).

7.	The Service Provider shall be under no obligation to verify the validity of any Issuer Instructions under the Controlling Documents or Issuer’s authority to give any Issuer Instructions.

8.
This letter does not create any obligation of the Service Provider except for those expressly set forth herein.  The Service Provider shall have no liability to me for any act or omission by the Service Provider or any of its employees or representatives, taken or omitted in accordance with such Issuer Instructions.  In particular, the Service Provider need not investigate whether the Issuer is entitled under the Controlling Documents to give Issuer Instructions.

9.
I agree to indemnify, defend, and hold harmless the Service Provider, its affiliates, and their respective successors, officers, directors, employees and assigns, from and against any and all actions, causes of action, claims, demands, costs, liabilities, expenses (including attorneys’ fees and disbursements) and damages arising out of or in connection with any act or omission of the Service Provider taken in good faith in reliance on the instructions set forth herein or any instruction from me or any Authorized Person.

10.	The Service Provider may provide information to the Issuer or any Authorized Person with respect to the Account and the Shares.

11.
These instructions shall continue in effect with respect to Shares until the earlier to occur of (a) the Restrictions Lapse Date or (b) receipt by the Service Provider of written notice by an Authorized Person instructing the Service Provider to accelerate the Restrictions Lapse Date.

12.
The Service Provider may cease to follow the instructions and undertaking set forth in this letter by delivering thirty days prior written notice (a) to me and (b) to the Issuer or an Authorized Person.

Sincerely,

________________________
 <<NAME>>
Account Owner